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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                        Contact:  James M. Greenwood
---------------------                                  Senior Vice President and
                                                         Chief Financial Officer
                                                       (972) 484-2700


                        OCCUSYSTEMS ANNOUNCES PROPOSED
                    PRIVATE PLACEMENT OF CONVERTIBLE NOTES

DALLAS, Texas (December 19, 1996) - OccuSystems, Inc. (Nasdaq/NM:OSYS) today announced the private placement of $85 million aggregate principal amount of 6% unsecured convertible subordinated notes due 2001. After the 90th day following the latest day of initial issuance of the notes, the notes will be convertible into the Company's common stock at a price of $29.70 per share (equivalent to a conversion rate of 33.67 shares per $1,000 principal amount of notes).

     The Company has granted the initial purchasers in the offering a 30-day over-allotment option to purchase an additional $12.75 million in principal amount of such notes. The Company intends to use the net proceeds of the offering to repay bank indebtedness incurred in connection with acquisitions and for general corporate purposes, including the funding of potential future acquisitions.

     The notes and the underlying common stock have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

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